Exhibit 10.11

CREDIT AGREEMENT

dated as of

January 18, 2007

AMERICAN APPAREL, INC.

THE FACILITY GUARANTORS PARTY HERETO

and

SOF INVESTMENTS, L.P. – PRIVATE IV

AS LENDER

KRAMER LEVIN

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

INDEX

- i -

- ii -

- iii -

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Note
Exhibit C:	Form of Joinder
Exhibit D:	Form of Compliance Certificate

- iv -

SCHEDULES

Schedule 1.02(a):	Lenders and Commitments
Schedule 1.02(b):	Material Agreements
Schedule 3.01:	Organization Information
Schedule 3.05(a):	Title Exceptions
Schedule 3.05(b):	Intellectual Property Title Exceptions
Schedule 3.05(c)(i):	Owned Real Estate
Schedule 3.05(c)(ii):	Leased Real Estate
Schedule 3.06:	Litigation
Schedule 3.07:	Disclosed Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.13:	Insurance
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.13:	Post-Closing Items
Schedule 6.01:	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments

- v -

CREDIT AGREEMENT dated as of January 18, 2007 among:

(a) AMERICAN APPAREL, INC., a corporation organized under the laws of the State of California, with its principal executive offices at 747 Warehouse Street, Los Angeles, California, for itself and as agent (in such capacity, the “Borrower”); and

(b) the FACILITY GUARANTORS now or hereafter party hereto (the “Facility Guarantors”); and

(c) the Administrative Agent and the Collateral Agent; and

(d) the LENDERS party hereto;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“59th Street Facility” means that certain facility located at 1020 E. 59th Street, Los Angeles, California 90001.

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for used with the card.

“Acquisition” means (a) an Investment in or a purchase of a Controlling interest in Capital Stock of a Person, (b) a purchase or acquisition of all or substantially all of the assets or properties of a Person or of any business unit of a Person, (c) any merger or consolidation of any Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or a Controlling interest in the Capital Stock of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Interest” has the meaning provided in SECTION 2.09(a).

“Administrative Agent” means (x) until such time as an Administrative Agent is appointed hereunder, all references to the Administrative Agent shall be deemed to be references to the Lender hereunder and (y) following appointment hereunder, “Administrative Agent” shall mean the Administrative Agent so appointed.

“Affiliate” means, with respect to a specified Person, (i) any director or officer of that Person, or (ii) any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:

(a) In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);

(b) In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or

(c) In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by ), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrowing” means the incurrence of Loans on the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed.

“Canadian Affiliate” means any Affiliate of the Borrower, whether now existing or hereafter created or acquired, organized under the laws of Canada.

“Capital Expenditures” means, with respect to any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Loan Parties during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seg.

“Change of Control” means, at any time:

(a) any “change in/of control” or “sale” or “disposition” or similar event as defined in any Charter Document of any Loan Party or in any Material Agreement, or any document governing Material Indebtedness of any Loan Party; or

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or

(c) except with respect to existing stockholders on the date hereof, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of the Borrower, whether as a result of the issuance of securities of the Borrower, a merger, consolidation, liquidation or dissolution of the Borrower, a direct or indirect transfers of securities or otherwise; or

(d) except in connection with existing stockholder agreements, the Borrower fails at any time to own, directly or indirectly, at least one hundred percent (100%) of the Capital Stock of each other Loan Party (other than LLC) and each Foreign Subsidiary free and clear of all Liens (other than the Liens in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties and Permitted Encumbrances set forth in clause (m) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents;

(e) Dov Charney fails to own at least 50% of the Capital Stock of each of the Borrower and LLC;

Notwithstanding anything in this definition of “Change of Control” to the contrary, the consummation of the merger and the related transactions expressly set forth in the Merger Agreement shall for purposes of this definition not be considered to be a “Change of Control.”

“Change of Control Offer” has the meaning provided therefor in SECTION 2.08(b).

“Change of Control Payment” has the meaning provided therefor in SECTION 2.08(b).

“Change of Control Payment Date” has the meaning provided therefor in SECTION 2.08(b).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” has the meaning provided therefor in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement, its by-laws and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock, and all other arrangements relating to the Control or management of such Person.

“Closing Date” means January 18, 2007.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Agent” means (x) until such time as a Collateral Agent is appointed hereunder all references to the Collateral Agent shall be deemed to be references to the Lender hereunder, and (y) following appointment hereunder, “Collateral Agent” shall mean the Collateral Agent so appointed.

“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder to make Credit Extensions to the Borrower in the amount set forth opposite its name on Schedule 1.2(a) hereto or as may subsequently be set forth in the Register from time to time.

“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Credit Extensions to the Borrower, in the amount set forth opposite such Lender’s name on Schedule 1.2(a) hereto or as may subsequently be set forth in the Register from time to time.

“Compliance Certificate” has the meaning provided in SECTION 5.01(c).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) depreciation and amortization, plus (c) provisions for Taxes based on income that were deducted in determining Consolidated Net Income for such period, plus (d) Consolidated Interest Expense that was deducted in determining Consolidated Net Income for such period.

“Consolidated EBITDAR” means, with respect to any Person for any period, the sum of (a) Consolidated EBITDA of such Person for such period, plus (b) the aggregate amount of any payments made by any Loan Party or their respective Subsidiaries pursuant to any Lease.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures, net of Capital Lease Obligations, made during such period, minus (iii) shareholder distributions made during such period, to (b) Debt Service Charges during such period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto and all net costs under Hedge Agreements (as defined in the Existing First Lien Credit Agreement), but excluding any non-cash or deferred interest financing costs, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided however, that there shall be excluded (i) the income (or loss) of such Person in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person during such period, (ii) the income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (iii) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Control” means the possession, directly or indirectly, of the power (a) to vote 25% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the average cost of purchases, as reported on the Borrower’s stock ledger based upon the Borrower’s accounting practices, which practices are in effect on the Closing Date.

“Credit Extensions” means, as of any day, the sum of the principal balance of all Loans then outstanding.

“Credit Party” means (a) the Lenders, (b) the Agents and their Affiliates, (c) the beneficiaries of each indemnification obligation undertaken by the Borrower under any Loan Document, (d) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (e) the successors and assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents (including, without limitation, real estate appraisers, commercial finance examiners and environmental engineers), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Agents, including the reasonable fees, charges and disbursements of counsel and outside consultants for each of the Agents (including, without limitation, real estate appraisers, commercial finance examiners and environmental engineers), in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Lenders who are not the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

“Debt Service Charges” means for any period, the sum of (i) Consolidated Interest Expense, plus (ii) principal payments made or required to be made on account of Indebtedness (including, without limitation, on account of Capital Lease Obligations) for such period, plus (iii) all Restricted Payments made or required to be made in cash during such period, in each case determined in accordance with GAAP.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.05.

“Delinquent Lender” has the meaning provided in SECTION 8.15.

“Disclosed Matters” means the items disclosed in Schedule 3.07.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the preservation or reclamation of natural resources, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material or to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing, pursuant to Section 412(d) of the Code or Section 303(d) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Events of Default” has the meaning assigned to such term in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing in accordance with the terms of this Agreement.

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with SECTION 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to SECTION 2.13(a).

“Existing First Lien Credit Agreement” means the Financing Agreement dated as of October 31, 2005 as amended, among Borrower, KCL Knitting, LLC, American Apparel Retail, Inc., American Apparel Dyeing & Finishing, Inc., each of the lenders party thereto and U.S. Bank National Association, as agent.

“Existing Second Lien Credit Agreement” means the Amended and Restated Finance Agreement dated March 3, 2005 by and among C3 Capital Partners, LP, Borrower, KCL Knitting, LLC and American Dyeing & Finishing, Inc.

“Facility Guaranty” means any Guarantee of the Obligations executed by the Facility Guarantors in favor of the Agents and the Lenders.

“Facility Guarantors” means each of the Subsidiaries and LLC, whether now existing or hereafter created or acquired, other than any Foreign Subsidiaries.

“Facility Guarantors’ Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guaranty or the Obligations, as applicable.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer of such Loan Party.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September or December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Funding Date” means January 18, 2007.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Loan Parties adopting the same principles.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication:

(a) All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind;

(b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) All obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(e) All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) All Guarantees by such Person of Indebtedness of others;

(g) All Capital Lease Obligations of such Person;

(h) All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i) All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j) All Hedge Agreements; and

(k) The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in SECTION 9.03(b).

“Information” has the meaning provided in SECTION 9.15(a).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent, for its own benefit and for the benefit of the other Credit Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof between the Senior Lenders and the Lenders.

“Interest Payment Date” means the last day of each calendar month and if such day is not a Business Day, then on the next succeeding Business Day.

“Interest Rate” means 16%.

“Investment” means with respect to any Person:

(a) Any Capital Stock, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b) Any loan, advance, contribution to capital, Guarantee of any obligation of another Person, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person;

(c) Any Acquisition; and

(d) Any other investment or interest in any Person, in all cases whether now existing or hereafter made.

“ISDA Master Agreement” means the form entitled “Master Agreement (Multicurrency-Cross Border)” then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit C, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.

“Landlord Lien State” means Washington, Virginia, Pennsylvania and such other state(s) or province(s) in which a landlord’s claim for rent has priority over the lien of the Collateral Agent in any of the Collateral.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Persons identified on Schedule 1.2 hereto and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lim Option Agreement” means the Option Agreement dated as of November 9, 2006 by and among the Borrower, Dov Charney and Sang H. Lim (as amended and modified pursuant to the Merger Agreement), a certified copy of which is attached to the Officer’s Certificate of the Borrower delivered to the Administrative Agent on the Closing Date.

“LLC” means American Apparel, LLC.

“Loan Account” has the meaning assigned to such term in SECTION 2.10(a).

“Loan Documents” means this Agreement, the Notes, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” means all loans made pursuant to this Agreement and any interest paid-in-kind that has been added to the principal balance of the Loans on any Interest Payment Date pursuant to SECTION 2.06(b)(iii).

“Make-Whole Payment” means as of the date of any applicable prepayment three percent (3%) of the amount so prepaid plus the present value of all scheduled payments of interest (whether in cash and in-kind) through the first anniversary of the Closing Date in respect of the amount so repaid discounted at a rate equal to the Federal Funds Rate. For purposes of calculating the Make-Whole Payment, the “Federal Funds Rate” shall mean as of any date, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day so published on the next succeeding Business Day.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, fact, or circumstance, which has a material adverse effect on, (a) the business, performance, assets, financial condition or income of the Loan Parties taken as a whole, or (b) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or any of the material rights or remedies of the Credit Parties hereunder or thereunder.

“Material Agreements” means those agreements listed on Schedule 1.02(b).

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $1,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedge Agreement at such time shall be calculated at the Agreement Value thereof.

“Maturity Date” means January 18, 2009.

“Maximum Rate” has the meaning provided therefor in SECTION 9.13.

“Merger Agreement” means that certain Agreement and Plan of Reorganization by and among Endeavor, Merger Subsidiary, Borrower, LLC, the Canadian Affiliates, Dov Charney, each of the stockholders of the Canadian Affiliates and Sang H. Lim dated as of December 18, 2006, a certified copy of which is attached to the Officer’s Certificate of the Borrower delivered to the Administrative Agent on the Closing Date.

“Merger Subsidiary” means AAI Acquisition Corp.

“Minority Lenders” has the meaning provided therefor in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, or a Permitted Encumbrance that is senior to the Lien of the Collateral Agent.

“Notes” means the notes in substantially the form as attached hereto as Exhibit B, as may be amended, supplemented or modified from time to time.

“Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guaranties as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.

“Observer” has the meaning set forth in SECTION 5.12.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning provided therefor in SECTION 9.04(e).

“Participation Register” has the meaning provided therefor in SECTION 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a) no Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) the Borrower would be in pro forma compliance with the financial covenants in SECTION 6.11 if the Acquisition had occurred on the last day of the preceding Fiscal Quarter;

(c) such Acquisition shall have been approved by the Board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(d) the Borrower shall have furnished the Agents with thirty (30) days’ prior notice of such intended Acquisition and shall have furnished the Agents with a current draft of the acquisition agreement and other acquisition documents, a summary of any due diligence undertaken by the Borrower in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agents may reasonably require, each of which shall be reasonably satisfactory to the Agents;

(e) the structure of the Acquisition shall be reasonably acceptable to the Agents in their discretion, which discretion shall be promptly exercised upon the request of the Borrower;

(f) after consummation of the Acquisition, if the Acquisition is an Acquisition of Capital Stock, a Borrower shall own directly or indirectly a majority of the Capital Stock in the Person being acquired and shall Control a majority of any voting interests, and/or shall otherwise Control the governance of the Person being acquired;

(g) the Agents shall have received (i) the results of appraisals of the assets (or the assets of the Person) to be acquired in such Acquisition and of a commercial finance examination of the Person which is (or whose assets are) being acquired, and (ii) such other due diligence as the Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agents;

(h) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement; and

(i) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Borrower, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not a Borrower, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Facility Guarantor, as the Administrative Agent shall determine, and the Collateral Agent shall have received a second priority security and/or mortgage interest in such Subsidiary’s Capital Stock, Inventory, Accounts, and other property of the same nature as constitutes collateral under the Security Documents in order to secure the Obligations.

“Permitted Disposition” means any of the following:

(a) licenses of intellectual property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(b) bulk sales or other dispositions of inventory not in the ordinary course of business in an amount not to exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, 2.5% of such inventory and (ii) in the aggregate from and after the Closing Date, 10% of the Cost of the “Eligible Inventory” (as defined in the Existing First Lien Credit Agreement) of the Borrower (and the other borrowers thereunder) as of the Closing Date; provided that all sales of inventory in connection with ten (10) or more Store closings (conducted collectively) shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents;

(c) dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer best used or useful in its business or that of any Subsidiary;

(d) sales, transfers and dispositions among the Loan Parties;

(e) as long as no Default, or Event of Default then exists or would arise therefrom, sales and transfers of Real Estate in an amount not to exceed $500,000 in the aggregate for all such sales, including sale-leaseback transactions involving any Real Estate, as long as, if the Agents so request in connection with a sale-leaseback transaction, the Agents shall have received an intercreditor agreement executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Agents;

(f) dispositions of cash with respect to the payment of (i) fees as expressly set forth in the Lim Option Agreement in an amount not to exceed $1,000,000, (ii) bonuses as expressly set forth in the Merger Agreement in an amount not to exceed $2,500,000, and (iii) taxes with respect to federal and state income tax liability attributable to Sang H. Lim for the 2005, 2006 and 2007 Fiscal Years as expressly set forth in the Lim Option Agreement and to the extent such taxes have not been paid pursuant to clause (d) of the definition of “Permitted Dividends;” and provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clauses (d) and (f)) shall be made at arm’s length and for fair value and for cash consideration.

“Permitted Dividends” means:

(a) dividends with respect to Capital Stock payable solely in additional shares of or warrants to purchase common stock;

(b) stock splits or classifications of stock into additional or other shares of common stock;

(c) the declaration and payment of a dividend by any Subsidiary of a Loan Party to a Loan Party;

(d) the declaration and payment of cash dividends to the Loan Parties’ shareholders in an aggregate amount equal to such shareholder’s actual federal and state income tax liability for any applicable taxable year (or applicable portion thereof) attributable to such Loan Parties’ taxable income, for each taxable year (or portion thereof) that such Loan Parties have an effective election for federal income tax purposes to be treated as an “S” corporation; provided that (y) as a condition precedent to any such payment, (I) such Loan Parties shall deliver to the Administrative Agent a letter, in form and substance satisfactory to the Administrative Agent, from their independent public accountants detailing the amount necessary to be applied to such shareholder’s tax liability, which letter can relate to the estimated tax payments for the next succeeding four quarters, (II) such payment or distribution shall be limited to the amount(s) specified in said letter, (III) immediately prior to the making of the applicable payment, and after giving effect to any such payment, no Event of Default is then occurring; and (IV) the aggregate of all such payments or distributions to all shareholders shall not exceed $450,000 per month from January, 2007 through August, 2007, and $900,000 from September, 2007 through August, 2008, with limits thereafter to be established in the reasonable discretion of the Administrative Agent; and (z) after any re-determination of such Loan Parties’ taxable income for such period, each of the Loan Parties’ shareholders effected thereby shall be obligated to repay to such Loan Parties the aggregate amount (if any) by which any such distribution exceeded the allocable amount of such shareholder’s actual tax liability;

(e) the payment of salary and the declaration and payment of a cash dividend by the Borrower to Dov Charney or Sang H. Lim, which is in an amount not to exceed when taken together with all other such payments made during the Fiscal Year, $500,000 for each such Person in any Fiscal Year; provided that immediately prior to the making of the applicable payment, and after giving effect to any such payment, no Event of Default is then occurring. Distributions made pursuant to subsection (d), above, shall not be included in the calculation of Distributions under this subsection (e);

(f) a distribution to Sang H. Lim by the Loan Parties in an amount not to exceed $67,500,000 on or prior to December 15, 2007 in respect of his Capital Stock in the Borrower pursuant to the Lim Option Agreement; and

(g) any dividends in respect of Capital Stock expressly required to be made pursuant to the terms of the Merger Agreement in an amount not to exceed $500,000.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with SECTION 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with SECTION 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.0l(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Loan Party;

(g) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, so long as (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Closing Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (e) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition of such fixed or capital assets, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor the Collateral Agent, for its own benefit and the benefit of the other Credit Parties;

(j) landlords’ and lessors’ Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments; provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens in favor of the collateral agent under the Existing First Lien Credit Agreement securing the obligations of the Borrower and its Affiliates thereunder; and

(n) Liens securing Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness,

provided however, that, except as provided in any one or more of clauses (a) through (n) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, so long as after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life and (iii) the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced;

(c) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness (i) has a maturity which extends beyond the Maturity Date, (ii) does not require the payment of principal in cash prior to the Maturity Date, and (iii) is subordinated to the Obligations on terms reasonably acceptable to the Agents;

(d) Guarantees by any Loan Party of Indebtedness of any other Loan Party or such Loan Party’s Subsidiaries; provided such Guarantees guaranty obligations which (a)(i) have a maturity date which extends beyond the Maturity Date and (ii) which do not require the payment of principal in cash prior to the Maturity Date, and (b) such Guarantees are subordinated to the Obligations on terms reasonably acceptable to the Agents; provided further that the limitations in (a) and (b) above to such Guarantees shall not apply to any guaranty by any Loan Party of the retail space of any other Loan Party or such Loan Party’s Subsidiaries;

(e) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not incurred in contemplation of such acquisition) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, and further provided however, that the aggregate principal amount of Indebtedness permitted by this clause (e) and clause (i) below shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(g) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores;

(h) Indebtedness under the Existing First Lien Credit Agreement; provided that in no event shall the principal amount of such Indebtedness at any time outstanding exceed $62,500,000 less the amount of any permanent repayments or commitment reductions thereunder; provided further that such limitation shall not apply to Protective Advances made pursuant to the Existing First Lien Credit Agreement so long as the principal amount of all such Indebtedness at any time outstanding does not exceed $70,000,000 less the amount of any permanent repayments or commitment reductions thereunder;

(i) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition; provided that such Indebtedness (i) does not require the payment of principal or interest in cash prior to the Maturity Date, (ii) has a maturity which extends beyond the Maturity Date, and (iii) is subordinated to the Obligations on terms acceptable to the Agents; provided further, that in no event shall such Indebtedness exceed $2,000,000 at any time outstanding;

(j) Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;

(k) Subordinated Indebtedness not existing on the Closing Date in an aggregate principal amount not exceeding $67,500,000; provided such Indebtedness (i)

has a maturity which extends beyond the Maturity Date, (ii) does not require the payment of principal in cash prior to the Maturity Date, (iii) is subordinated to the Obligations on terms reasonably acceptable to the Agents, and (iv) such Loan Party shall be in pro forma compliance with SECTION 6.11(a) after the incurrence of such Subordinated Indebtedness;

(l) other unsecured Indebtedness in an aggregate principal amount not exceeding $12,000,000 at any time outstanding; provided such Indebtedness (i) has a maturity which extends beyond the Maturity Date, (ii) does not require the payment of principal in cash prior to the Maturity Date, and (iii) is subordinated to the Obligations on terms reasonably acceptable to the Agents;

(m) Indebtedness in respect of trade payables more than 120 days past due incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000; and

(n) other Indebtedness, subject to the prior written consent of the Administrative Agent and the Required Lenders.

“Permitted Investments” means each of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e) shares of any money market mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f) Investments existing on the Closing Date and set forth on Schedule 6.04 to the extent such Investments would not be permitted under any other clause of this definition;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Loans or advances to employees including but not limited to advances for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that no such loan to any individual shall exceed $50,000 at any time and all such loans to employees shall not exceed $500,000 in the aggregate at any time;

(i) Permitted Acquisitions; and

(j) other Investments in an amount not to exceed $2,000,000 in the aggregate outstanding at any time;

provided, however, that notwithstanding the foregoing, no such Investments shall be permitted unless such Investments are, to the extent requested by the Agents, pledged to the Collateral Agent, as additional collateral for the Obligations, pursuant to such agreements as may be reasonably required by the Agents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge and Security Agreement dated as of the date hereof among the Loan Parties party thereto and the Lenders, as amended and in effect from time to time.

“Prepayment Event” means any of the following events:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party or any Subsidiary of a Loan Party, other than a sale of inventory in the ordinary course of business or a Permitted Disposition;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent;

(c) the issuance by a Loan Party or any Subsidiary of a Loan Party of any Capital Stock, other than any such issuance of Capital Stock to a Loan Party; or

(d) the incurrence by a Loan Party or any Subsidiary of a Loan Party of any Indebtedness other than Permitted Indebtedness.

Notwithstanding anything in this definition of “Prepayment Event” to the contrary, neither the consummation of the merger or the transactions related thereto as expressly set forth in the Merger Agreement nor the transaction expressly set forth in the Lim Option Agreement shall be considered to be a “Prepayment Event” for purposes of this definition.

“Protective Advances” means advances made under the Existing First Lien Credit Agreement solely at the discretion of the Senior Lenders during the continuance of an event of default thereunder for the purpose of preserving the collateral securing, or enforcing rights and remedies in respect of, the obligations owing thereunder.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Reports” has the meaning provided in SECTION 8.13(b).

“Required Lenders” means Lenders (other than Delinquent Lenders) having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders) whose percentage of the outstanding Credit Extensions aggregate more than 50% of all such Credit Extensions.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends payable solely in common stock of a Loan Party or any dividend or distribution expressly set forth in either the Merger Agreement or the Lim Option Agreement.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Security Agreement dated as of the date hereof, among the Loan Parties and the Collateral Agent, for its benefit and for the benefit of the other Credit Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Facility Guaranty, the Facility Guarantors’ Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations.

“Senior Debt” means the Indebtedness owing to the Senior Lenders pursuant to the Existing First Lien Credit Agreement.

“Senior Debt to Consolidated EBITDA” means the ratio of (a) Indebtedness under this Agreement, the Senior Debt and the Capital Lease Obligations of the Loan Parties and their Subsidiaries to (b) Consolidated EBITDA.

“Senior Lenders” means the lenders party to the Existing First Lien Credit Agreement.

“Settlement Date” has the meaning provided in SECTION 2.12.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“SPAC Transaction” means the merger of the Borrower into the Merger Subsidiary with the Merger Subsidiary being the surviving entity pursuant to the Merger Agreement and each other related transaction expressly set forth therein (including, but not limited to, the stock option plan as set forth therein and the transactions expressly set forth in the Lim Option Agreement).

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or Foreign Subsidiary.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Adjusted Debt” means the sum of (a) Indebtedness of the Loan Parties and their Subsidiaries, plus (b) the product of eight (8) multiplied by (ii) the aggregate amount of any annual payments made by any Loan Party or their respective Subsidiaries pursuant to any Lease.

“Total Commitment” means $41,000,000.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unanimous Consent” means the consent of Lenders holding 100% of the Commitments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all financial statements and other financial information provided by the Borrower to the Agents or any Lender shall be provided with reference to dollars, (g) all references to “$” or “dollars” or to amounts of money shall be deemed to be references to the lawful currency of the United States of America, and (h) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of the Agents’ or any Lender’s involvement in the preparation of such documents.

SECTION 1.03 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date; provided however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01 Loans.

Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make a Loan to, or for the benefit of, the Borrower in an amount equal to such Lender’s Commitment. It is acknowledged and agreed that the Loans will be made in one drawing on the Closing Date in an aggregate principal amount of $41,000,000. The aggregate outstanding principal amount of the Loans shall not at any time exceed the Total Commitments. Each repayment of principal of the Loans shall reduce the Total Commitments by the amount of such principal repayment and shall reduce the Commitments of the Lenders pro rata in proportion to the amount of the repayment received by each Lender.

SECTION 2.02 Making of Loans.

Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; provided however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to SECTION 2.06.

SECTION 2.03 Notes.

(a) The Loans made by each Lender shall be evidenced by Notes, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b) Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

SECTION 2.04 Mandatory Principal and Interest Payments on Loans.

(a) Loans.

(i)	Subject to SECTION 2.05, each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum that shall be equal to the Interest Rate compounding quarterly.

(ii)	Accrued interest on each Loan shall be payable in cash on each Interest Payment Date applicable thereto. All accrued and unpaid interest shall be paid in cash at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount prepaid).

(iii)	In addition to interest payments required to be made hereunder, and subject to the Administrative Agent’s rights of acceleration hereunder, the full unpaid principal balance of the Loans, including any interest paid-in-kind, if any, shall be payable in full on the Maturity Date.

SECTION 2.05 Default Interest.

After the occurrence of any Default which remains unremedied for twenty (20) days and at all times thereafter while such Default remains unremedied, interest shall accrue on all outstanding Loans including on any interest paid-in-kind, if any, that has been added to the principal amount of the Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (the “Default Rate”) equal to the Interest Rate in effect from time to time plus five percent (5%) per annum and such interest shall be payable in cash on each Interest Payment Date (or any earlier maturity of the Loans). In addition, the Borrower shall pay a late fee equal to 5% of any amount that is past due for more than fifteen (15) days.

SECTION 2.06 Increased Costs.

(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender; or

(ii)	impose on any Lender any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.06 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this SECTION 2.06 shall not constitute a waiver of such Lender’s right to demand such compensation.

SECTION 2.07 Optional Prepayment of Loans; Reimbursement of Lenders.

(a) Except as provided in SECTION 2.07(b), the Borrower shall have the right to prepay any outstanding Loans, in whole or part, upon at least three (3) Business Day’s prior written notice, telex or facsimile notice to the Administrative Agent, prior to 5 p.m., New York time.

(b) Prior to the first anniversary of the Closing Date the Borrower may not make any prepayment; provided that the Borrower may prepay the outstanding Loans in their entirety if such prepayment is accompanied by a Make-Whole Payment. After the first anniversary of the Closing Date, any prepayment shall be accompanied by a prepayment premium equal to three percent (3%) of the amount prepaid.

(c) Any prepayment made pursuant to this SECTION 2.07 shall be subject to the following limitations:

(i)	All prepayments shall be paid to the Administrative Agent for application to the prepayment of outstanding Loans ratably in accordance with each Lender’s Commitment Percentage; and

(ii)	Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d) In the event the Borrower fails to prepay the Loans on the date specified in any prepayment notice delivered pursuant to SECTION 2.07(a), the Borrower, on demand by any Lender, shall pay to the Administrative Agent, for the account of such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

SECTION 2.08 Mandatory Prepayment; Commitment Termination.

The outstanding Obligations shall be subject to prepayment as follows:

(a) The Borrower shall, subject to the Existing First Lien Credit Agreement, apply all Net Proceeds and all other cash payments received by the Borrower or any of its Subsidiaries from any Person or from any source on account of any Prepayment Event to prepay the Loans. All prepayments shall be paid to the Administrative Agent for application to the prepayment of outstanding Loans, including any interest paid-in-kind, if any, ratably in accordance with each applicable Lender’s Commitment Percentage.

(b) Upon the occurrence of a Change of Control, the Borrower will make an offer (a “Change of Control Offer”) to the Lenders to repurchase the Loans at a purchase price in cash equal to one hundred and six percent (106%) of (x) the aggregate principal amount of such Loans outstanding plus (y) accrued and unpaid interest, including any interest paid-in-kind, if any (the “Change of Control Payment”). Within five (5) Business Days following any Change of Control, the Borrower will provide irrevocable notice to the Administrative Agent describing the transaction or transactions that constitute the Change of Control and stating the purchase price and the purchase date, which shall be no later than five (5) Business Days from the date such notice is given (the “Change of Control Payment Date”). On the Change of Control Payment Date, the Borrower will deposit with the Administrative Agent an amount equal to the Change of Control Payment in respect of the Loans of each Lender that has accepted the Change of Control Offer. Notwithstanding anything in this SECTION 2.08(b) to the contrary, the Change of Control Offer shall not apply to the consummation of the SPAC Transaction on the terms set forth in the Merger Agreement.

SECTION 2.09 Additional Interest.

(a) On the Closing Date, the Borrower shall pay the Administrative Agent non- refundable additional interest in an amount equal to three percent (3%) of the Total Commitment on such date (“Additional Interest”).

(b) All Additional Interest shall be paid on the date due, in immediately available funds, to the Lender. Once due, all Additional Interest shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.10 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account and (ii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from others for the Borrower’s account. After the end of each month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.

SECTION 2.11 Payments.

(a) The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest or fees, of amounts payable under SECTION 2.06, SECTION 2.07(d) or SECTION 2.13, or otherwise) prior to 5:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Until such time as an Administrative Agent shall be appointed hereunder, all such payments shall be made to the Lender at the address listed on the signature pages hereto; provided that in the event that an Administrative Agent is appointed hereunder, then such payments shall be made to the Administrative Agent at the Administrative Agent’s address as listed in the agreement appointing such Administrative Agent, except that payments pursuant to SECTION 2.06, SECTION 2.07(d), SECTION 2.13 and SECTION 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTION 7.03 hereof, as applicable, ratably among the parties entitled thereto in accordance with the amounts of principal, interest, and fees then due to such respective parties. Any net principal reductions to the Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculating interest due to that Lender, until the Administrative Agent has distributed to that Lender its applicable Commitment Percentage thereof.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent, for the account of the Lenders hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at an interest rate that is usual and customary for syndicated financings to be agreed between the Administrative Agent and such Lender.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.12 Settlement Amongst Lenders.

The amount of each Lender’s applicable Commitment Percentage of outstanding Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted based on all Loans and repayments of Loans received by the Administrative Agent as of 5 p.m., New York time, on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

SECTION 2.13 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided however, that if a Loan Party shall be required to deduct, or an Agent or a Lender shall be required to remit, any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or remittances for Taxes (including deductions applicable to additional sums payable under this SECTION 2.13) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the Relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Borrower and the Administrative Agent two (2) copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W-8BEN, or any subsequent versions thereof or successors thereto and (ii) if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (C) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.13(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.13(e)that such Foreign Lender is not legally able to deliver.

(f) The Borrower shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Loan Party shall be required pursuant to this SECTION 2.13 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.13(g); provided however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(h) If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.13 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out of pocket expenses incurred in securing such refund, deduction or credit.

SECTION 2.14 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under SECTION 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.06 or SECTION 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under SECTION 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.06 or payments required to be made pursuant to SECTION 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.15 Security Interests in Collateral.

To secure their Obligations, the Loan Parties shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Credit Parties, a second priority security interest in all of the Collateral pursuant hereto and to the Security Documents.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01 Organization; Powers.

Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02 Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.

The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Charter Documents of any Loan

Party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other Material Agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition.

The Borrower has heretofore furnished to the Agents the consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries as of and for the Fiscal Year ending December 31, 2005 and as of and for the three Fiscal Quarters ending September 30, 2006, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since the date of such financial statements, there have been no changes in the assets, liabilities, financial condition or business of the Borrower and its Subsidiaries other than changes in the ordinary course of business which have not had a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Except as disclosed on Schedule 3.05(a), each Loan Party has good title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed on Schedule 3.05(b), each Loan Party owns or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party expects that any of the matters listed on Schedule 3.05(b) will have a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Closing Date, together with a list of the holders of any mortgage or other Lien thereon. Schedule 3.05(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date, together with a list of the lessor with respect to each such Lease and the holders of any mortgage or other Lien thereon. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof except for any defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the

Loan Parties, threatened in writing against or affecting any Loan Party or any Subsidiary as to which there is a reasonable possibility of an adverse determination which, if adversely determined, could reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters).

(b) Except for Disclosed Matters, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no material change in the status of the Disclosed Matters.

SECTION 3.07 Compliance with Laws and Agreements.

Except as set forth on Schedule 3.07, each Loan Party and each Subsidiary thereof is in compliance with all Applicable Law, all agreements relating to Material Indebtedness, and all Material Agreements binding upon it or its property, and no default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status.

No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09 Taxes.

Each Loan Party has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it (subject to any properly filed requests for extension of the time for filing any tax returns), except Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in material compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

SECTION 3.10 ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of

Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.11 Disclosure.

The Loan Parties have disclosed to the Credit Parties all (x) material agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and (y) all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.12 Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date. All such shares of Capital Stock are validly issued, fully paid, and non-assessable. LLC has no Subsidiaries.

(b) Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements or any other business ventures or entities as of the Closing Date.

SECTION 3.13 Insurance.

Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 3.13 is in full force and effect and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

SECTION 3.14 Labor Matters.

To the knowledge of any Loan Party or Subsidiary thereof, there are no strikes, lockouts or slowdowns against any Loan Party or Subsidiary thereof pending or, to the knowledge of any Loan Party or Subsidiary thereof, threatened. The hours worked by and payments made to employees of the Loan Parties or Subsidiaries thereof have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters, all payments due from any Loan Party or Subsidiary thereof, or for which any claim may be made against any Loan Party or Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party or Subsidiary thereof. Except as set forth on Schedule 3.14 no Loan Party or Subsidiary thereof is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or Subsidiary thereof has made a pending demand for recognition. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.15 Security Documents.

The Security Documents create in favor of the Collateral Agent, for its own benefit and for the ratable benefit of the other Credit Parties, legal, valid and enforceable security or mortgage interests in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, the creation of a fully perfected and opposable second priority Lien on, and security interest in, and hypothecation of, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority over the Lien of the Collateral Agent under Applicable Law.

SECTION 3.16 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17 Solvency.

Each of the Loan Parties and the Subsidiaries thereof is Solvent, except that no representation or warranty is being made with respect to Subsidiaries organized under the laws of Mexico. No transfer of property is being made by any Loan Party or Subsidiary thereof and no obligation is being incurred by any Loan Party or Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or Subsidiary thereof.

SECTION 3.18 Licenses; Permits.

Each Loan Party and Subsidiary thereof has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and is also in compliance with all Applicable Law, except where the failure to comply with such terms, conditions or Applicable Law, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01 Closing Date.

The obligation of the Lenders to make each Loan, on the Closing Date is subject to the following conditions precedent:

(a) The Agents (or their counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of counsel for the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c) The Agents shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance satisfactory to the Agents and their counsel.

(d) The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties as of the Closing Date, (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents and otherwise are true and complete and that no Default or Event of Default exists and (iii) attaching copies of each of the Merger Agreement and the Lim Option Agreement and certifying that such copies are true, accurate and complete.

(e) The Agents shall have received the Security Documents, and, subject to the Intercreditor Agreement, certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties.

(f) The Agents shall have received a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agents.

(g) The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present in all material respects the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Agents.

(h) The Administrative Agent shall have received and be satisfied with detailed financial projections and business assumptions for the Borrower and its Subsidiaries for the twelve month period following the Closing Date, including, in each case, a Consolidated income statement, balance sheet and statement of cash flows.

(i) There shall not be any other Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than as set forth in Schedule 6.01.

(j) Except as disclosed on Schedule 3.06, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(k) After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents on the Closing Date (including any Loans made hereunder), no Default or Event of Default shall exist.

(1) The Agents shall have received results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(m) The Agents shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agents to be filed, registered, published or recorded to create or perfect the second priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded to the satisfaction of the Agents.

(n) The Agents shall have received a payoff letter from the Existing Second Lien Credit Agreement to the Borrower, as well as a tender of releases and discharges of all collateral security for the Borrower’s Indebtedness under the Existing Second Lien Credit Agreement, each in form and substance satisfactory to the Agents. Such Indebtedness shall be repaid contemporaneously with the making of the Loan hereunder.

(o) The Agents shall have received, and be satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(p) All Additional Interest due at or immediately after the Closing Date, including all amounts due and payable pursuant to SECTION 2.09(b) and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.

(q) The consummation of the transactions contemplated hereby shall not (i) violate in any material respect any Applicable Law or any Charter Document or (ii) conflict with, or result in a default or event of default under, any Material Agreement of any Loan Party. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any Material Agreement of any Loan Party.

(r) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Administrative Agent.

(s) The Agents shall have entered into the Intercreditor Agreement with the agent for the Lenders under (and as defined in) the Existing First Lien Credit Agreement on terms and conditions satisfactory to the Agents (or any sub-agent thereof).

(t) The Agents shall have received evidence that the Lender has been named as additional insured and loss payee on the Borrower’s insurance policies pursuant to SECTION 5.07(b).

(u) There shall have been delivered to the Agents such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

(v) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects (except for such representations or warranties which are qualified by “material” or “Material Adverse Effect”, which shall instead be true and correct) on and as of the date of the Closing Date.

(w) On the date of each Borrowing hereunder and after giving effect thereto, the Loan Parties shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived as provided in SECTION 4.01 hereof) at or prior to 5:00 p.m. Eastern Standard Time, on January 18, 2007 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time). The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.01 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the provisions set forth herein. The conditions set forth in this SECTION 4.01 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Obligations shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01 Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent:

(a) (i) Within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, the Consolidated balance sheet and related statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such year for the Borrower and its Subsidiaries, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied and (ii) within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, the Consolidated balance sheet and related statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter for the Borrower and its Subsidiaries, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Quarter, all certified by one of the Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(b) Within thirty (30) days after the end of each Fiscal Month of the Borrower, the Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to SECTION 5.01(c) all certified by one of the Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) Within thirty (30) days after the end of each Fiscal Month of the Borrower, data relating to the sales numbers for each of the Stores;

(d) Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the covenants set forth in SECTION 6.11 hereof for such period, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) Within ninety (90) days before the commencement of each Fiscal Year of the Borrower, a detailed, Consolidated budget by month for such Fiscal Year and shall include a projected Consolidated income statement, balance sheet, and statement of cash flow, by month, and promptly when available, any significant revisions to such budget, all in form and substance satisfactory to the Lenders;

(f) Promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(g) A detailed summary of the Net Proceeds received from any Prepayment Event within three (3) Business Days after receipt of such proceeds, including, without limitation, to the extent applicable, the manner of allocation of the Net Proceeds among the assets and properties of the Borrower and its Subsidiaries which are the subject of the Prepayment Event;

(h) Notice of any intended sale or other disposition of material assets of any Loan Party permitted hereunder at least ten (10) Business Days prior to the date of consummation such sale or disposition or incurrence of such Indebtedness; and

(i) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following:

(a) A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) Any development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(e) Any change in any Loan Party’s chief executive officer or chief financial officer;

(f) The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) Any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h) The filing of any Lien for unpaid Taxes against any Loan Party known to any Loan Party; and

(i) Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

The Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (b) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility) or location from which Accounts are invoiced or paid; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made under the Uniform Commercial Code or other Applicable Law that are required in order for the Agents to continue at all times following such change to have a valid, legal and perfected second priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

SECTION 5.04 Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, except as expressly set forth in the Merger Agreement, do all things necessary to comply with its Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03.

SECTION 5.05 Payment of Obligations.

Each Loan Party will, and will cause its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and no Lien is securing such obligation, and (d) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect. Without limitation of the foregoing, each Loan Party will pay all obligations when due and owing to any third party warehousemen storing any of the inventory of any Loan Party.

SECTION 5.06 Maintenance of Properties.

Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of store closings and asset dispositions permitted hereunder.

SECTION 5.07 Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Agents (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Agents, such approval not to be unreasonably withheld) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security

Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide, subject to the Intercreditor Agreement, that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent and that the insurance, to the extent of the Collateral Agent’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Loan Party or by the failure of any Loan Party to comply with any warranty or condition of the policy, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer, and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall, subject to the terms of the Intercreditor Agreement, pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 5.08 Books and Records; Inspection Rights; Accountants.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, in the case of Subsidiaries located in jurisdictions outside of the United States, in accordance with accepted accounting standards and legal requirements of the applicable jurisdiction) and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested.

(b) The Loan Parties shall at all times retain independent certified public accountants who are reasonably satisfactory to the Agents and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agents.

SECTION 5.09 Compliance with Laws.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws other than such noncompliance as could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except to the extent that non compliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect; (c) notify the Administrative Agent promptly after such Person becomes aware of any violation of Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter relating to any Environmental Laws that could reasonably be expected to result in Environmental Liabilities, in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.10 Use of Proceeds.

The proceeds of the Loans made hereunder on the Closing Date will be used only (i) to pay off Indebtedness outstanding under the Existing Second Lien Credit Agreement and the Special Equipment Term Loan and Term Loan Subfacility loans outstanding (and as defined in) the Existing First Lien Credit Agreement, (ii) to pay fees and expenses related to the foregoing and the financing contemplated hereby, including but not limited to the attorney’s fees for the Lender and the Borrower and for general corporate purposes, and (iii) to reduce outstanding trade payables in an amount equal to $5,000,000. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.11 Additional Subsidiaries.

If any Loan Party shall form or acquire a Subsidiary after the Closing Date, the Borrower will notify the Agents thereof, and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary, is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s, assets to secure the Obligations as the Administrative Agent or the Required Lenders shall request and (b) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Obligations within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of Capital Stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary).

SECTION 5.12 Board Observer Right.

For so long as the Obligations remain outstanding, Lender shall have the right at its option, to appoint one person to attend meetings of the board of directors of Borrower as an observer (the “Observer”). Other than the right to vote, the Observer shall have all rights of a member of the board of directors including the right to receive copies of all written materials (including copies of meeting minutes) given to members of the board of directors in connection with such meetings (and if the Borrower proposes to act by written consent, the Borrower shall provide Lender with copies of all written materials given to directors in connection with such action). The Borrower will give the Observer written notice of each meeting of the board of directors (whether annual or special) at the same time and in the same manner as written notice is given to directors in the ordinary course. The Borrower shall pay all reasonable expenses incurred by the Observer in connection therewith, including, without limitation, travel expenses.

SECTION 5.13 Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, including the items listed on Schedule 5.13, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this SECTION 5.13, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Obligations shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01 Indebtedness and Other Obligations.

No Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02 Liens.

No Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except Permitted Encumbrances.

SECTION 6.03 Fundamental Changes

(a) No Loan Party will, or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Loan Party may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary that is a Facility Guarantor, (iii) Permitted Acquisitions (subject to an aggregate principal amount not to exceed $5,000,000) and asset dispositions permitted pursuant to SECTION 6.05 hereof may be consummated in the form of a merger, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by SECTION 6.04, and (iv) the SPAC Transaction may be consummated in accordance with the terms of the Merger Agreement and applicable law.

(b) No Loan Party will, or will permit any Subsidiary to, engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto, or reasonably related to the manufacture or retailing of clothing.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

No Loan Party will, or will permit any Subsidiary to, make or permit to exist any Investment, except Permitted Investments and any transfer of the Capital Stock of LLC to the Borrower as expressly set forth in the Merger Agreement.

SECTION 6.05 Asset Sales.

No Loan Party will, or will permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock, except (i) sales of inventory in the ordinary course of business, (ii) Permitted Dispositions, (iii) Permitted Dividends, and (iv) the transfer of Capital Stock owned by the Loan Parties as expressly set forth in the Merger Agreement.

SECTION 6.06 Equity Issuances.

No Loan Party will, or will permit any Subsidiary to, (i) issue any preferred stock or other Capital Stock (except for preferred stock (x) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash until all Obligations are paid in full and all Commitments terminated, (y) that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock and (z) all payments in respect of which are expressly subordinated to the Obligations, (ii) except as permitted above and pursuant to arrangements existing on the Closing Date and disclosed to the Lenders prior to the Closing Date, be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (x) any shares of Capital Stock of any Loan Party or Subsidiary or (y) any option, warrant or other right to acquire any such shares of Capital Stock of any Loan Party or Subsidiary, or (iii) issue any additional shares of its Capital Stock (other than Capital Stock by the Borrower); provided that nothing in this SECTION 6.06 shall prohibit the issuance of options or stock awards to employees of the Merger Subsidiary pursuant to the Merger Agreement and expressly set forth therein.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, or will permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than Permitted Dividends and Permitted Dispositions, without the prior consent of the Administrative Agent and the Required Lenders.

(b) No Loan Party will, or will permit any Subsidiary to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)	mandatory payments and prepayments of interest and principal as and when due in respect of any Permitted Indebtedness;

(ii)	payments on account of Indebtedness outstanding as of the Closing Date and as set forth on Schedule 6.01;

(iii)	payments on account of Subordinated Indebtedness to the extent permitted under any subordination agreement or provisions governing such Indebtedness and including any payments to be made pursuant to the Merger Agreement in an amount not to exceed $5,000,000; and

(iv)	refinancings of Indebtedness to the extent permitted under this Agreement.

SECTION 6.08 Transactions with Affiliates.

No Loan Party will, or will permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except, (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) sales of inventory by the Loan Parties to any Subsidiaries at the cost of such property plus an agreed upon markup and extensions of credit in connection with such transfers, (d) any Loan Party’s transfer of inventory to The American Apparel Group of Canada, a company which owns stores in Canada and that is owned by family members of Dov Charney, for a sales price not less than the Loan Party’s cost of such property; provided that such transactions provided for under this clause (d) are in the ordinary course of business and consistent with past practice and that such transactions do not include inventory having a selling price in excess of $15,000,000 per Fiscal Year, (e) Permitted Dividends, (f) Permitted Investments, (g) Permitted Dispositions, (h) transactions in respect of the 59th Street Facility and (i) the transfers and transactions expressly set forth in the Lim Option Agreement or the Merger Agreement.

SECTION 6.09 Restrictive Agreements.

No Loan Party will, or will permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or any other Subsidiary of a Loan Party or to guarantee Indebtedness of the Loan Parties or any other Subsidiary of the Loan Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof, and (iv) clause (a) of the foregoing shall not apply to provisions in the Merger Agreement restricting the ability of the Borrower and LLC to incur or permit to exist Liens on their respective properties or assets. Notwithstanding anything in this SECTION 6.09 to the contrary, the prohibitions, restrictions and impositions of conditions expressly set forth in the Merger Agreement and the Lim Option Agreement shall not be prohibited by this SECTION 6.09; provided that such prohibitions, restrictions and impositions of conditions would not result in a Material Adverse Effect.

SECTION 6.10 Amendment of Material Documents.

No Loan Party will, or will permit any Subsidiary to, amend, modify or waive any of its rights under (a) its Charter Documents, (b) any Material Agreement or (c) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely to have a Material Adverse Effect.

SECTION 6.11 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. The Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio for the applicable twelve (12) month period (or shorter cumulative period since January 2007) ended on the last day of any Fiscal Quarter of not less than the ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM CONSOLIDATED FIXED CHARGE RATIO
March 31, 2007	1.0 to 1.0
June 30, 2007	1.15 to 1.00
September 30, 2007	1.15 to 1.00
December 31, 2007 and the last day of each Fiscal Quarter thereafter	1.15 to 1.0

(b) Minimum EBITDA. The Borrower shall have, as of the last day of each Fiscal Quarter set forth below, Consolidated EBITDA for the four Fiscal Quarters ending on such day of not less than the following:

FISCAL QUARTER ENDING	MINIMUM EBITDA
December 31, 2006	$23,000,000
March 31, 2007	$25,250,000
June 30, 2007	$27,500,000
September 30, 2007	$29,750,000
December 31, 2007	$32,000,000
March 31, 2008	$33,250,000
June 30, 2008	$34,500,000
September 30, 2008	$35,750,000
December 31, 2008	$37,000,000

(c) Maximum Senior Debt to EBITDA. The Borrower shall have, as of the end of each Fiscal Quarter set forth below, a Senior Debt to Consolidated EBITDA ratio for the Fiscal Quarter ending on such day of not more than the ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	SENIOR DEBT TO CONSOLIDATED EBITDA
December 31, 2006	4.00:1.0
March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007	3.75:1.0
March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008	3.50:1.0

(d) Total Adjusted Debt to Consolidated EBITDAR. The Borrower shall have, as of the last day of each Fiscal Quarter set forth below, a Total Adjusted Debt to Consolidated EBITDAR ratio of not more than the ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	TOTAL ADJUSTED DEBT TO CONSOLIDATED EBITDAR
December 31, 2006	7.00:1.0
March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007	6.75:1.0
March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2008	6.50:1.0

SECTION 6.12 Capital Expenditures.

The Loan Parties shall not make or incur, nor permit a Subsidiary to make or incur, Capital Expenditures in any Fiscal Year in excess of $18,000,000 in the aggregate.

SECTION 6.13 Fiscal Year.

No Loan Party will, or will permit any Subsidiary to, change its Fiscal Year.

SECTION 6.14 ERISA.

No Loan Party shall, or shall cause or permit any of its Subsidiaries or its ERISA Affiliates to:

(a) cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA; or

(b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to result in taxes, penalties and other liability and could reasonably be expected to result in a Material Adverse Effect; or

(c) engage in any transaction in connection with which a Loan Party or any ERISA Affiliate could be reasonably expected to be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the IRC which, in each case, could reasonably be expected to result in a Material Adverse Effect; or

(d) adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the IRC which could reasonably be expected to result in a Material Adverse Effect; or

(e) terminate any Pension Plan under Section 4041(c) of ERISA without the prior consent of Administrative Agent which could reasonably be expected to result in a Material Adverse Effect; or

(f) fail in any material respect to make payment when due (including permissible extensions) of all amounts which, under the provisions of any Plan, it is required to pay as contributions thereto or as premiums to the PBGC, or, with respect to any Pension Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the IRC) which could reasonably be expected to result in a Material Adverse Effect; or

(g) enter into a new agreement or agreements that would (i) obligate a Loan Party or any ERISA Affiliate to make contributions to a Multiemployer Plan subject to subtitle (e) of Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect, (ii) to create, extend or increase an obligation to provide health or medical benefits for retirees of a Loan Party or an ERISA Affiliate that would increase the accumulated post retirement benefit obligation and could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.15 Environmental Laws.

The Loan Parties shall not, and shall not permit any Subsidiary to, (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

SECTION 6.16 Additional Subsidiaries.

The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary, unless such Subsidiary is a Loan Party or if the Investment with respect thereto is permitted pursuant to SECTION 6.04 hereof.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in SECTION 7.01 (a)) payable under this Agreement or any other Loan Document and such failure shall continue for a cumulative amount of ten (10) days during the term of this Agreement;

(c) any representation or warranty made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made;

(d) any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) ARTICLE VI (provided that any Default under SECTION 6.01 or SECTION 6.02 shall not constitute a Default or Event of Default for five (5) Business Days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default and the amount involved is less than $1,000,000), or (ii) in any of SECTION 5.02, SECTION 5.07 or SECTION 5.08 (provided that, if (A) any such Default described in this clause (d)(ii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e) any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.0l(b), SECTION 7.0l(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of fifteen (15) days after notice thereof from the Administrative Agent to the Borrower;

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) except as permitted under SECTION 6.05 hereof, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” with respect to all or substantially all of the Loan Parties’ assets or Store locations;

(k) one or more final and nonappealable judgments for the payment of money in an aggregate amount in excess of $1,000,000 excess of insurance coverage shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;

(m) any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(n) any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which a nonappealable order or final and nonappealable judgment has been entered adverse to the Agents and the Lenders;

(o) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(p) the occurrence of any uninsured loss to any material portion of the Collateral;

(q) a material breach by the Borrower or any other party under any of the Material Agreements subject to the applicable cure periods as prescribed by such Material Agreement;

(r) the indictment of, or institution of any legal process or proceeding by any governmental agency against, any Loan Party, under any federal, state, provincial, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Loan Party, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or

(s) the imposition of any stay or other order, the effect of which could reasonably be expected to restrain the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course and could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.0l(g), or SECTION 7.0l(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately or (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans, including any interest paid-in-kind, and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. In case of any event with respect to any Loan Party described in SECTION 7.01(g), or SECTION 7.0l(h), the Commitments shall automatically and irrevocably terminate and the principal of the Loans, including any interest paid-in-kind, and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.02 Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto,

the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03 Application of Proceeds.

After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral or, without limiting the foregoing, on account of any Prepayment Event, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(b) SECOND, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Lenders until paid in full;

(c) THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(d) FOURTH, ratably to pay principal due in respect of the Loans to the Borrower until paid in full;

(e) FIFTH, ratably to pay any other Obligations and Other Liabilities of the Borrower; and

(f) SIXTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Administration by Administrative Agent.

The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders each hereby (a) irrevocably authorize the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agree and consent to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Until such time as an Administrative Agent is appointed hereunder, all references to the Administrative Agent shall be deemed to be references to the Lender hereunder. At such time as there is more than one Lender, the Lenders shall appoint an Administrative Agent in accordance with SECTION 8.11 below.

SECTION 8.02 Appointment of Collateral Agent.

The Lenders each hereby (a) irrevocably authorize the Collateral Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent. Until such time as a Collateral Agent is appointed hereunder, all references to the Collateral Agent shall be deemed to be references to the Lender hereunder. At such time as there is more than one Lender, the Lenders shall appoint a Collateral Agent in accordance with SECTION 8.11 below.

SECTION 8.03 Sharing of Excess Payments.

If at any time or times any Credit Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Credit Party arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Credit Party from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Credit Party’s ratable portion of all such distributions by the Administrative Agent, such Credit Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Credit Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Credit Parties so that such excess payment received shall be applied ratably as among the Credit Parties in accordance with their Commitment Percentages; provided however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 8.04 Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Administrative Agent, for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

SECTION 8.05 Liability of Agents.

(a) The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

SECTION 8.07 Credit Decisions.

Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08 Reimbursement and Indemnification.

Each Credit Party (other than the Agents) agrees to (i) reimburse the Agents for such Credit Party’s applicable Commitment Percentage of (x) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (ii) indemnify and hold harmless each Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s applicable Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent); provided however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such. The provisions of this SECTION 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09 Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

SECTION 8.10 Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11 Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Credit Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no

Event of Default under SECTION 7.01(g), SECTION 7.01(h), SECTION 7.01(i), or SECTION 7.0l(j), shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default under SECTION 7.0l(g), SECTION 7.0l(h), SECTION 7.0l(i), or SECTION 7.0l(j), shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12 Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports and (ii) shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.14 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession. Should any Lender (other than an Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15 Delinquent Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to the Administrative Agent its applicable Commitment Percentage of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its applicable Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.05 hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Delinquent Lender’s applicable Commitment to fund future Loans. Upon any such purchase of the applicable Commitment Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its applicable Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a) if to any Loan Party, to it at American Apparel, Inc. 747 Warehouse St., Los Angeles, CA 90021, Attention: Ken Cieply, CFO (Telecopy No. (213) 225-1212), (E-Mail ken.cieply@americanapparel.net), with a copy to Hallstrom, Crucillo & Christensen LLP, 15615 Alton Pkwy, Suite 175, Irvine, Ca 92618, Attention: Grant J. Hallstrom, Esquire (Telecopy No. (949) 450-1588), (E-Mail granth@hccllp.com);

(b) if to the Administrative Agent or the Collateral Agent, to the address set forth in the instrument appointing such Agents;

(c) if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise upon delivery.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided however, that no such waiver, amendment, modification or other agreement shall:

(i)	Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii)	Reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable under the Loan Documents without the consent of the Lenders affected thereby;

(iii)	Without prior written Unanimous Consent of all Lenders:

(A) postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date;

(B) except for Permitted Dispositions, release any material portion of the Collateral from the Liens of the Security Documents;

(C) increase the Total Commitments;

(D) release any Loan Party from its obligations under any Loan Document or limit its liability in respect of such Loan Document;

(E) change SECTION 2.08 or SECTION 7.03;

(F) subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents to any other Indebtedness or Lien, as the case may be; or

(G) change any of the provisions of this SECTION 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder.

(iv)	Without prior written consent of the Agents, affect the rights or duties of the Agents.

(c) Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all of the Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of each Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions, subject to the reasonable approval of the Administrative Agent, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay all Credit Party Expenses.

(b) The Loan Parties shall, jointly and severally, indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) No Loan Party shall assert and, to the extent permitted by Applicable Law, each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof.

(d) The provisions of this SECTION 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 shall be payable on written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no

Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to an assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or, if less, the entire remaining amount of the assigning Lender’s Commitment or Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under all of the Loans; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $5,000.00. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).

(e) Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), subject to the following:

(i)	such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)	the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv)	any agreement or instrument pursuant to which a Lender sells a participation in the Commitments and the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii) or SECTION 9.02(b)(iii)(A) that affects such Participant;

(v)	subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.06 and SECTION 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);

(vi)	to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 8.03 as though it were a Lender;

(vii)

each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103 l(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each

Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.06, SECTION 2.13, and SECTION 9.08). The Participation Register shall be available for inspection by the Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii)	a Participant shall not be entitled to receive any greater payment under SECTION 2.06 or SECTION 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix)	a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.13(e) as though it were a Lender and such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with SECTION 2.13(e).

(f) Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or assignment of a security interest; provided however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.

(g) The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

SECTION 9.05 Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid and so long as the Commitments have not expired or been irrevocably terminated. The provisions of SECTION 2.06, SECTION 2.13, SECTION 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent, on behalf of itself and the other Credit Parties, may require such assurances and indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations that may subsequently be reversed or revoked.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Credit Party, each Participant, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Credit Party, Participant, or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document held by a Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or other Loan Document and although such obligations may be matured or unmatured or otherwise fully secured. The Administrative Agent or the applicable Lender shall provide the Borrower with written notice promptly after any exercise of the right of setoff. The rights of each Credit Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have, provided that the proceeds of any setoff shall be shared in accordance with SECTION 8.03. Notwithstanding the foregoing, no Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY CREDIT PARTY OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the federal or state courts of the State of New York as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the federal or state courts of the State of New York as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Press Releases and Related Matters.

Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure. The Borrower consents to the publication by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such

Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Additional Waivers.

(a) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party, whether set forth hereunder or pursuant to any Guaranty, to pay the Obligations in full shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent, to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(f) Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15 Confidentiality.

(a) Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, the term “Information,” means all information received from the Loan Parties relating to their business, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each of the Loans Parties agrees to maintain the confidentiality of the Lender Information (as defined below), except that Lender Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to the extent required by the Merger Agreement, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (g) with the consent of the Credit Parties. In the event that any Loan Party is permitted to disclose Lender Information pursuant to clause (b) or (c) above, such Loan Party will notify the Credit Parties as early as practicable prior to such disclosure. For the purposes of this Section, the term “Lender Information,” means all information received from the Loan Parties in connection with the Loan Documents or set forth therein, including, without limitation, the identity of the Credit Parties and their Affiliates. Any Person required to maintain the confidentiality of Lender Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16 Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17 Foreign Asset Control Regulations.

Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

AMERICAN APPAREL, INC.,
as Borrower

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

AMERICAN APPAREL RETAIL 1090 THIRD NYC, INC., as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

AMERICAN APPAREL, LLC, as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

FRESH AIR FREIGHT, INC., as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

[Signature Page to Credit Agreement]

KCL KNITTING, LLC, as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

AMERICAN APPAREL RETAIL, INC., as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

AMERICAN APPAREL DYEING & FINISHING, INC., as Facility Guarantor

By:	/s/ DOV CHARNEY
Name:	DOV CHARNEY
Title:	CEO

[Signature Page to Credit Agreement]

SOF INVESTMENTS, L.P. – PRIVATE IV, as Lender

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager and General Counsel

Address:

c/o MSD Capital, L.P.
645 Fifth Avenue, 21st Floor
New York, New York 10022-5910

Attn: John S. Licciardello
Telephone: (212) 303-1761
Telecopy: (212) 303-1642

With a copy to

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Attn: Ernest S. Wechsler, Esq.
Telephone: (212) 715-9211
Telecopy: (212) 715-8000

[Signature Page to Credit Agreement]